Exhibit 99.1

KEYSPAN                                                                    NEWS
-------------------------------------------------------------------------------
KeySpan Corporation                                       For Immediate Release


Contacts:  Investors                                           Media Relations
           George Laskaris                                      718.403.2503
           718.403.2526

                  KeySpan Announces Strong 1st Quarter Results
                  --------------------------------------------

                    Excellent Gas Performance Drives Results
           KeySpan/National Grid Transaction Moving Forward as Planned

Brooklyn, New York, April 27, 2007 - KeySpan Corporation (NYSE: KSE) announced consolidated earnings of $213.4 million or $1.22 per share for the first quarter of 2007, as compared to $208.0 million or $1.19 per share for the same period last year. These first quarter favorable results were primarily driven by the strong performance in the gas businesses of New York, Long Island and New England as well as the Energy Services and Investments segments.

"We are extremely pleased with our strong first quarter results which demonstrates the strength of our core gas heating business which benefited from strong customer demand," said Robert B. Catell, Chairman and CEO. "In addition, gas customer growth is ahead of plan, again demonstrating the organic growth potential in our service territories. We are on track to achieve our goal of adding approximately $50 million in new gross profit margin for 2007. Our electric business reported lower results primarily due to increased competition in New York City as well as lower hedging gains compared to last year. As a result of our maintenance and upgrading programs, our gas and electric systems performed very reliably during the winter heating season as we broke gas sendout records in both our New York and Long Island service territories. In addition, we continued to maintain our strong financial position with our debt to total capitalization ratio remaining below 50%."

The previously announced acquisition of KeySpan by National Grid continues to move forward as the required federal and state regulatory filings and approvals are progressing. All federal and shareholder approvals have been received. The New York and New Hampshire state regulatory approvals are the remaining two necessary to close the transaction. In both these jurisdictions, procedural schedules have been set and the cases are well underway. In New Hampshire the parties have reached a settlement in principle, for approval of the transaction. In addition, the companies have reached an agreement with the Long Island Power Authority to continue to operate its transmission and distribution system once the transaction is approved.

"I am very encouraged by the settlement reached in New Hampshire as well as the recent agreement National Grid and KeySpan reached with LIPA," said Mr. Catell. "The economies of scale and increased purchasing power of National Grid and KeySpan will generate savings for gas and electric consumers in New Hampshire and to LIPA's customers on Long Island as well as provide environmental benefit through upgrades to our power plants. Our integration teams have also been busy developing the strategies and organizational structures that will support the combined Company. The process of selecting the senior management team is now virtually complete. This transaction will deliver significant value to shareholders and provide benefits to customers of both companies. I am looking forward to KeySpan becoming an important part of one of the largest and foremost energy companies in the world."

Segment Highlights

Results from continuing operations in 2007 and 2006 are reported on an Operating Income basis as follows:

------------------------------------------------------ --------------------------- ----------------------------
        Operating Income / (Loss) [$ millions]                    1st Quarter 2007            1st Quarter 2006
        --------------------------------------                    ----------------            ----------------
------------------------------------------------------ --------------------------- ----------------------------
Gas Distribution                                                            402.5                        336.4
------------------------------------------------------ --------------------------- ----------------------------
Electric Services                                                            (1.5)                        65.0
------------------------------------------------------ --------------------------- ----------------------------
Energy Investments                                                            5.1                          3.0
------------------------------------------------------ --------------------------- ----------------------------
Energy Services                                                               1.4                         (0.4)
------------------------------------------------------ --------------------------- ----------------------------
Total Operating Segments                                                    407.5                        404.0
------------------------------------------------------ --------------------------- ----------------------------
Other                                                                        (8.0)                       (14.9)
                                                                             -----                       ------
------------------------------------------------------ --------------------------- ----------------------------
Total Operating Income                                                      399.5                        389.1
------------------------------------------------------ --------------------------- ----------------------------

Key Operating Income Drivers by Segment

o The Gas Distribution segment, which serves New York City, Long Island and New England, reported operating income of $402.5 million in the quarter, an increase of $66.1 million or 20%, compared to the same period last year. These results benefited primarily from increased customer demand from the colder weather, new customer additions and higher sales in our "large volume" heating market. For the quarter, weather was 3% colder than normal in all our territories, and 15% and 11% colder than last year in our New York and New England territories, respectively. The company continued to significantly add customers as KeySpan completed approximately 8,800 gas installations during the quarter, adding approximately $9 million in new gross profit margin. Net revenues for the quarter increased $71.7 million, partially offset by increased operating expenses of $5.6 million, primarily due to higher property taxes.

o The Electric Services segment owns and operates 6650 MW of generation in the New York City and Long Island "load pockets" and manages the Long Island Power Authority's transmission and distribution system under long-term contracts. This segment reported an operating loss of $1.5 million for the first quarter, compared to operating income of $65 million for the same period last year. This reduction in operating income reflects lower net energy and capacity revenues of $53.8 million from the Ravenswood generating plant, primarily from lower hedging gains in the energy market and the addition of 1000 MW of new generation in the New York City market. The energy margins in 2006 benefited from large oil to gas price


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


     differentials and the dual fuel nature of the Ravenswood plant. These results also reflect an increase in operating expenses of approximately $8 million caused by higher generator overhaul costs. In addition, the segment realized an expected loss of $9.9 million on the financial capacity swap. KeySpan entered into a three year financial capacity swap with Morgan Stanley in 2006, which settles on a monthly basis.

o The Energy Investments segment reported operating income of $5.1 million, compared to $3 million for the same period in 2006. This segment includes the Company's complementary assets in natural gas pipelines, storage and other energy related investments as well as production and development investments. These results reflect higher earnings from TransGas, the LNG trucking operations, due to the colder first quarter weather.

o The Energy Services segment achieved operating income of $1.4 million compared to a loss of $0.4 million last year. This enhanced performance reflects higher profits in our services and communications businesses. This segment includes companies that provide energy related services to homes and businesses in the New York City and Boston metropolitan areas.

Financial Update

The Company was able to reduce interest expense by approximately $5 million for the quarter compared to the same period last year. This reflects the success of KeySpan's interest rate risk mitigation policy, where over 90% of our debt is now fixed, limiting our exposure to rising interest rates.

At the end of the first quarter, the Company's debt to total capitalization ratio improved to 48.6%, as compared to 48.9% for the same period last year, reinforcing its "A" quality credit rating and low business risk profile.

The Company declared a quarterly common stock dividend of $0.475 per share, payable May 1, 2007, to shareholders of record as of April 18, 2007. This dividend payment reflects an annual increase of $0.04 per share, and is the 36th consecutive period of paying a dividend as KeySpan. The new annual dividend rate of $1.90 per share is supported by the Company's strong cash flows and provides a yield to shareholders of approximately 4.5%.

--------------------------------------------------------------------------------
Investors are invited to listen to the KeySpan Corporation 2007 1st Quarter Earnings Conference Call on:

Friday, April 27, 2007, at 10:30 AM (EST)

Live Dial-In Number: (800) 236-8506
International Dial Number: (719)457-2681

Replay will begin two hours after completion of the call until May 1, 2007 Replay Number: (888)203-1112
International Replay Number: (719)457-0820
Conference Call ID: 2244192

Audio webcast available at http://investor.keyspanenergy.com


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


A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the largest distributor of natural gas in the Northeast United States, operating regulated gas utilities in New York, Massachusetts and New Hampshire, serving
2.6 million customers. These customer-focused businesses are complemented by a portfolio of service companies which offer energy-related products, services and solutions to homes and businesses.

KeySpan is also the largest electric generator in New York State. The Company owns approximately 6,650 megawatts of generating capacity, providing power to
1.1 million customers of the Long Island Power Authority on Long Island and supplying approximately 25 percent of New York City's capacity needs. In addition to these assets, KeySpan has strategic investments in pipeline transportation, distribution and storage. KeySpan has headquarters in Brooklyn, New England and Long Island. For more information, visit KeySpan's web site at www.keyspanenergy.com.

Certain  statements  contained  herein  are  forward-looking  statements,  which reflect numerous assumptions and estimates and involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. There are possible developments that could cause our actual results to differ materially from those forecasted or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are: general economic conditions, especially in the Northeast United States; available sources and costs of fuel; volatility of energy prices in a deregulated market environment as well as in the source of natural gas and fuel used to generate electricity; potential write-down of the carrying value of our investment in certain unregulated subsidiaries and natural gas properties when natural gas prices are depressed or if we have significant downward revisions in our estimated proved gas reserves; federal and state regulatory initiatives that increase competition, threaten cost and investment recovery and impact rate structure; our ability to successfully reduce our cost structures; implementation of new accounting standards; the degree to which we develop unregulated business ventures, as well as federal and state regulatory policies affecting our ability to retain and operate those business ventures; our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; inflationary trends and interest rates; and risks detailed from time to time in reports and other documents filed by us with the Securities and Exchange Commission.


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

                               KeySpan Corporation
                        Consolidated Statement of Income
---------------------------------------------------------------------------------------------------------
                                                                       Three Months Ended
                                                                             March 31,
(In Millions of Dollars, Except Per Share Amounts)                     2007                    2006
---------------------------------------------------------------------------------------------------------
Revenues
     Gas Distribution                                                  $ 2,415.5                $ 2,180.1
     Electric Services                                                     384.4                    424.8
     Energy Services                                                        52.6                     48.4
     Energy Investments                                                     10.0                      7.8
                                                         ------------------------------------------------
Total Revenues                                                           2,862.5                  2,661.1
                                                         ------------------------------------------------
Operating Expenses
     Purchased gas for resale                                            1,672.7                  1,511.4
     Fuel and purchased power                                              128.2                    130.0
     Operations and maintenance                                            430.9                    406.0
     Depreciation, depletion and amortization                              112.3                    110.3
     Operating taxes                                                       122.6                    118.2
                                                         ------------------------------------------------
Total Operating Expenses                                                 2,466.7                  2,275.9
                                                         ------------------------------------------------
Income from equity investments                                               3.7                      3.4
Gain on sale of property                                                       -                      0.5
                                                         ------------------------------------------------
Operating Income                                                           399.5                    389.1
                                                         ------------------------------------------------
Other Income and (Deductions)
     Interest charges                                                      (61.6)                  (66.2)
     Other                                                                   8.2                    11.4
                                                         ------------------------------------------------
Total Other Income and (Deductions)                                        (53.4)                  (54.8)
                                                         ------------------------------------------------
Income Taxes
     Current                                                               177.2                   159.4
     Deferred                                                              (44.5)                  (33.1)
                                                         ------------------------------------------------
Total Income Taxes                                                         132.7                   126.3
                                                         ------------------------------------------------
Earnings for Common Stock                                              $   213.4                $  208.0
                                                         ================================================
                                                         ------------------------------------------------
Basic Earnings Per Share                                               $    1.22                $   1.19
                                                         ================================================
                                                         ------------------------------------------------
Diluted Earnings Per Share                                             $    1.21                $   1.18
                                                         ================================================
Average Common Shares Outstanding (000)                                  175,600                 174,704
Average Common Shares Outstanding - Diluted (000)                        176,855                 175,743
---------------------------------------------------------------------------------------------------------


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


                               KeySpan Corporation
                               Segment Information
                        Three Months Ended March 31, 2007
                            (In Millions of Dollars)

                                                                                               Total
                                                Gas        Electric    Energy     Energy     Operating     Recon-         Total
                                           Distribution    Services   Services  Investments   Segments   ciliations   Consolidation
------------------------------------------------------------------------------------------------------------------------------------
 Unaffiliated Revenues                         2,415.5       384.4       52.6       10.0       2,862.5          -         2,862.5
 Intersegment Revenues                               -         3.9        2.1        1.3           7.3       (7.3)              -
                                           -----------------------------------------------------------------------------------------
                                               2,415.5       388.3       54.7       11.3       2,869.8       (7.3)        2,862.5
                                           -----------------------------------------------------------------------------------------

 Operation Expenses
 Purchased Gas                                 1,673.6         0.4          -          -       1,674.0       (1.3)        1,672.7

 Purchased Fuel                                      -       131.9          -        0.1         132.0       (3.8)          128.2

 Operations and Maintenance                      191.2       185.3       50.8        6.3         433.6       (2.7)          430.9

 Depreciation, Depletion and Amortization         79.9        25.1        2.1        2.2         109.3        3.0           112.3

 Operating Taxes                                  68.3        47.1        0.4        1.3         117.1        5.5           122.6

                                           -----------------------------------------------------------------------------------------
 Total  Operating Expenses                     2,013.0       389.8       53.3        9.9       2,466.0        0.7         2,466.7
                                           -----------------------------------------------------------------------------------------

 Income From Equity Investments                      -           -          -        3.7           3.7          -             3.7

                                           -----------------------------------------------------------------------------------------
 Operating Income                                402.5        (1.5)       1.4        5.1         407.5       (8.0)          399.5
                                           =========================================================================================



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


                               KeySpan Corporation
                               Segment Information
                        Three Months Ended March 31, 2006
                            (In Millions of Dollars)



                                                                                               Total
                                                 Gas       Electric    Energy      Energy     Operating     Recon-         Total
                                            Distribution   Services   Services  Investments   Segments    ciliations   Consolidation
                                           -----------------------------------------------------------------------------------------
 Unaffiliated Revenues                         2,180.1       424.8       48.4         7.8      2,661.1           -         2,661.1
 Intersegment Revenues                               -           -        2.5         1.3          3.8        (3.8)              -
                                           -----------------------------------------------------------------------------------------
                                               2,180.1       424.8       50.9         9.1      2,664.9        (3.8)        2,661.1
                                           -----------------------------------------------------------------------------------------

 Operation Expenses
 Purchased Gas                                 1,512.6           -          -           -      1,512.6        (1.2)        1,511.4

 Purchased Fuel                                      -       130.0          -           -        130.0           -           130.0

 Operations and Maintenance                      190.4       155.3       48.9         6.7        401.3         4.7           406.0

 Depreciation, Depletion and Amortization         75.9        27.1        2.0         1.7        106.7         3.6           110.3

 Operating Taxes                                  64.8        47.4        0.4         1.3        113.9         4.3           118.2

                                           -----------------------------------------------------------------------------------------
 Total  Operating Expenses                     1,843.7       359.8       51.3         9.7      2,264.5        11.4         2,275.9
                                           -----------------------------------------------------------------------------------------

 Income From Equity Investments                      -           -          -         3.4          3.4           -             3.4

 Gain on Sale of Property                            -           -          -         0.2          0.2         0.3             0.5

                                           -----------------------------------------------------------------------------------------
 Operating Income                                336.4        65.0       (0.4)        3.0        404.0       (14.9)          389.1
                                           =========================================================================================



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